Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in Amendment No. 4 to this Registration Statement on Form S-1 (No. 333-76842), of our report dated August 31, 1999 relating to the financial statements of Kelco Industries, Inc. which appears in Amendment No. 4 to such Registration Statement of MedSource Technologies, Inc. We also consent to the references to us under the heading “Experts” in Amendment No. 4 to such Registration Statement of MedSource Technologies, Inc.

Our audit also included the financial statement schedule of Kelco Industries, Inc. listed in Part II. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audit. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Bertram, Vallez, Kaplan & Talbot, Ltd.

Brooklyn Park, Minnesota
March 22, 2002